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                                                                   EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Arlington Tankers Ltd:

We consent to the incorporation by reference in the registration statement (No. 333-138752) on Form S-3 of Arlington Tankers Ltd. of our report dated May 12, 2005, with respect to the consolidated statements of operations and comprehensive income, changes in combined predecessor equity and shareholders' equity and cash flows of Arlington Tankers Ltd. and its subsidiaries for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K of Arlington Tankers Ltd.




/s/ KPMG
Chartered Accountants
Hamilton, Bermuda
March 15, 2007